Exhibit 10.4
Performance Award
2003 Equity Incentive Plan
3-Year Performance Award – May 2007
Dear [Full Name]:
     You have been granted a Performance Award as of May 17, 2007 by Centex Corporation (the “Company”) of [number] Performance Units under the Amended and Restated Centex Corporation 2003 Equity Incentive Plan (as such plan may be amended from time to time, the “Plan”), subject to the terms and conditions of this Performance Award Agreement (this “Award” or this “Agreement”). A copy of the Plan is available to you upon request to the Law Department.
     This Award is subject to adjustment and other provisions as set forth on Exhibit A hereto (the “Terms and Conditions”). Depending on the Company’s achievement of the performance goals specified in the Terms and Conditions during the period beginning April 1, 2007 and ending March 31, 2010 (the “Performance Period”), you shall be entitled to a cash payment equal to the value of your adjusted number of Performance Units as of the last business day of the Performance Period determined under the Terms and Conditions, less deductions for taxes and withholdings required by law, except as otherwise provided herein.
     The Company may cancel and revoke this Award and/or replace it with a revised award at any time if the Company determines, in its good faith judgment, that this Award was granted in error or that this Award contains an error. In the event of such determination by the Company, and written notice thereof to you at your business or home address, all of your rights and all of the Company’s obligations as to any unvested portion of this Award shall immediately terminate. If the Company replaces this Award with a revised award, then you will have all of the benefits conferred under the revised award, effective as of such time as the revised award goes into effect.
     For purposes of the Plan, (a) this Award is a Qualified Performance Award (but not a Stock Award) that may be settled only in cash and (b) amounts payable hereunder (i) will not bear interest or be entitled to dividends payable on Common Stock and (ii) may not be deferred. This Award is given to you as part of your compensation, but is neither voluntary nor contributory by you. This Award is subject to the Plan in all respects, and the Plan will govern where there is any inconsistency between the Plan and this Award. The provisions of the Plan are also provisions of this Award, and all terms, provisions and definitions set forth in the Plan are incorporated in this Award and made a part of this Award for all purposes. Capitalized terms used but not defined in this Award will have the meanings assigned to such terms in the Plan. This Award is subject to the Company’s Policy on Recoupment in Restatement Situations, and you agree that you will comply with the terms of that Policy.
     This Performance Award has been signed the Company and delivered to you, and (when signed by you) has been accepted by you.

ACCEPTED	CENTEX CORPORATION
as of , 2007

[Full Name]	[Name] [Title]

Exhibit A to Performance Award — Terms and Conditions of Award
1. Award.
     (a) The amount that may be paid to you with respect to the Performance Units shall be based upon the Company’s achievement of the following performance goals (“Performance Goals”) over the Performance Period as determined by the Compensation and Management Development Committee of the Board of Directors of the Company (or any successor thereto) (the “Committee”): (i) Relative Earnings Per Share Growth (as defined in Section 4), and (ii) Relative Return on Equity (as defined in Section 4), in accordance with the following matrix:

Relative EPS Growth
Performance Level Compared to Peer Group		Performance Percentage (%)
1st Place	Maximum Payout	200%
2nd Place		175%
3rd Place		150%
4th Place		125%
5th Place	Target Payout	100%
6th Place		75%
7th Place		50%
8th Place		25%
9th Place	Minimum Payout	0%

Relative ROE
Performance Level Compared to Peer Group		Performance Percentage (%)
1st Place	Maximum Payout	200%
2nd Place		175%
3rd Place		150%
4th Place		125%
5th Place	Target Payout	100%
6th Place		75%
7th Place		50%
8th Place		25%
9th Place	Minimum Payout	0%
The Committee shall have the right to adjust the results of performance and/or the performance percentage on an individual or Peer Group basis to recognize special or non-recurring situations, such as acquisitions, divestitures or mergers, stock splits or stock dividends or other similar material circumstances affecting or with respect to the Company or any other member of the Peer Group for any years during the Performance Period with a goal of fairly comparing the Company’s performance with the other companies in the Peer Group over the Performance Period. If one or more members of the Peer Group ceases to be a publicly traded entity during the Performance Period, the results for that company will be extrapolated throughout the remainder of the Performance Period (based on the average performance of all other Peer Group companies from the end of the last quarter for which data is available through the end of the Performance Period, and the affected Peer Group company will be included in the final rankings based on these adjusted

(i)

results). However, none of these adjustments shall be permitted if it would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. In addition, in the event of any occurrence which would result in an adjustment under Section 15 of the Plan, the Committee shall cause equitable adjustments to be made in the number of Performance Units subject to this Award.
     (b) After adjustment for forfeitures as provided in Section 2, the number of Performance Units granted to you will be adjusted based on Relative EPS Growth and Relative ROE as provided in this Section. The adjusted number of Performance Units to which you will be entitled shall be equal to the number of Performance Units granted hereunder multiplied by the product of (i) 0.5 and (ii) the sum of the Performance Percentages set forth in Section 1(a) for the level of achievement of each of the performance goals therein. Notwithstanding the foregoing, the maximum number of Performance Units you can earn will be an aggregate of 200% of the original number granted to you, and the minimum number of Performance Units that will be awarded is zero. By way of example, assuming an initial grant of 100 Performance Units, if the Company reached 1st place in Relative EPS Growth and 3rd place in Relative ROE, the sum of the performance percentages would be 350% and the adjusted number of your Performance Units would be 175 ((350% x 0.5) x 100). If Relative EPS Growth reached 3rd place and Relative ROE reached 5th place, the sum of the performance percentages would be 250% and the adjusted number of your Performance Units would be 125 ((250% x 0.5) x 100). If Relative EPS Growth reached 6th place and Relative ROE reached 7th place, the sum of the performance percentages would be 125% and the adjusted number of your Performance Units would be 62.5 ((125% x 0.5) x 100).
     (c) The adjusted number of Performance Units, determined as provided in Section 1(b), will be multiplied by the Fair Market Value of the Company’s Common Stock on the last business day of the Performance Period (unless another date is specified in Section 2). Except as provided in Section 2, payment of amounts due under this Award shall be made to you on the last payroll date in May, 2010, or, if later, as soon as practicable but no later than 20 days following certification by the Committee as set forth below (the “Payout Date”). In the event of your death prior to the Payout Date, any amount payable to you under the Award will be paid to your designated beneficiary or, if none, to your estate. Any amount paid in respect of this Award shall be payable solely in cash, by way of an addition to your normal paycheck (if you are then employed; otherwise, by Company check), or, at the Company’s option, by way of an addition to your account with the Company’s Stock Plan Administrator, and in no case shall this Award be payable in Common Stock or other securities of the Company. Prior to any payments under this Award, the Committee shall certify in writing, by resolution or otherwise, that the performance goals and any other material terms of the Award were in fact satisfied and the amount to be paid in respect of the Performance Units as a result of the achievement of the performance goals. The Committee shall not increase the amount payable to you to an amount that is higher than the amount payable under the formula described herein.
2. Early Termination; Change in Control.
     (a) Except as otherwise provided in this Section 2, you will forfeit this Award in all respects if you cease for any reason to be actively employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates before the last day of the Performance Period.
     (b) If your employment is terminated for cause (as determined by the Committee) or as a result of your voluntary termination (other than Retirement, as defined in Section 4) before the last day of the Performance Period, this Award shall terminate in full immediately and all of your Performance Units shall be forfeited.
     (c) Except as otherwise provided in this subsection, if your employment is involuntarily terminated (other than for cause) before the last day of the Performance Period and as a result you cease to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, you will forfeit this Award in all respects. However, if you are awarded severance benefits under the Centex Corporation Executive Severance Policy in connection with the involuntary termination, or if the Committee otherwise so provides by policy or other approval, then if the number of months of accelerated vesting to which you are entitled upon your termination, plus the number of months that have elapsed between the beginning of the Performance Period and the effective date of the termination, would equal or exceed 36 months, you shall be entitled to payout of this award as follows: the number of Performance Units awarded to you shall be adjusted upward or downward by the applicable Performance Percentage based on the Company’s most recent quarterly estimate of the Company’s achievement of the Performance Goals. The value of the adjusted number of Performance Units, using the Fair Market Value as of the effective date of the termination of employment, shall be paid

(ii)

as soon as administratively practicable after such termination and determination; provided, however, that if you are an executive officer of the Company, and if required by law or the Committee, the Company may delay the payment until the Committee has reviewed and approved the adjustments and any proposed payment.
     (d) If your employment terminates before the last day of the Performance Period as a result of your death or Disability (as determined by the Committee in its sole discretion), then you shall forfeit as of the date of your termination a number of Performance Units determined by multiplying the number of Performance Units granted to you by a fraction, (x) the numerator of which is the number of whole months following the date of death or Disability to the end of the Performance Period and (y) the denominator of which is thirty-six (36). The value of the resulting number of Performance Units, using the Target Payout levels and the original grant value share price, shall be paid as soon as administratively practicable after proof of death is provided to the Company.
     (e) If your employment terminates before the last day of the Performance Period as a result of your Retirement, which has been approved by the Company’s Senior Vice President – Human Resources or his or her designee, then you shall forfeit as of the date of your Retirement a number of Performance Units determined by multiplying the number of Performance Units granted to you by a fraction, (x) the numerator of which is the number of whole months following the date of termination to the end of the Performance Period and (y) the denominator of which is thirty-six (36). The resulting number of Performance Units shall be adjusted upward or downward by the applicable Performance Percentage based on the Company’s most recent quarterly estimate of the Company’s achievement of the Performance Goals, and the value of the adjusted number of Performance Units, using the Fair Market Value as of the date of the Retirement, shall be paid as soon as administratively practicable after such Retirement and determination; provided, however, that if you are an executive officer of the Company, and if required by law or the Committee, the Company may delay the payment until the Committee has reviewed and approved the adjustments and any proposed payment.
     (f) If you are an Employee Director on the date of this Award, or on any subsequent day prior to the expiration of the Performance Period, and if your employment terminates before the last day of the Performance Period as a result of your involuntary termination or Retirement, then, unless otherwise provided herein, none of your Performance Units shall be forfeited and this Award shall be paid in accordance with its terms on the Payout Date.
     (g) The Committee or its designee shall determine the number of Performance Units forfeited pursuant to the applicable subparagraph of this Section and the amount to be paid to you or your beneficiary in accordance with this Section. Except as provided in Section 2, amounts payable hereunder will be paid on the Payout Date.
     (h) If there is a Change in Control (as defined in the Plan) during the Performance Period, you shall be deemed to have achieved the target level (100%) for the Performance Goals in accordance with the terms of the Plan, with the target level of your Performance Units being multiplied by the Fair Market Value of the Company’s common stock on the day immediately prior to the Change in Control. Payments of the amount due to you under this Award shall be made to you as soon as administratively practicable following the Change in Control, but in no event later than 2 1/2 months following the end of the calendar year in which such Change in Control occurs.
3. Miscellaneous.
     (a) You understand and acknowledge that you are one of a limited number of employees of the Company who have been selected to receive Performance Awards and that this grant is considered confidential information. You hereby covenant and agree not to disclose the award to you of this Award to any other person except (i) your immediate family and legal or financial advisors who agree to maintain the confidentiality of this Award, (ii) as required in connection with the administration of this Award and the Plan as it relates to this Award or under applicable law, or (iii) to the extent the terms of this Award had been publicly disclosed by the Company.
     (b) The Company shall be entitled to make all lawful deductions from any payment it is required to make to you under this Award in respective applicable federal, state, local or employment taxes, Social Security and Medicare.
     (c) The authority to manage and control the operation and administration of this Award shall be vested in the Committee, and the Committee shall have all powers with respect to this Award as it has with respect to the Plan.

(iii)

Any interpretation of this Award by the Committee and any decision made by it with respect to this Award shall be final and binding on all persons.
     (d) This Award shall be construed and interpreted to comply with or be exempt from Section 409A of the Code. The Company reserves the right, without your prior consent, to modify or amend this Award to the extent it reasonably determines is necessary in order to (i) preserve the intended tax consequences of the Performance Units in light of Section 409A of the Code and any regulations or other guidance promulgated thereunder, or (ii) correct, with the consent of the Committee, unintentional design errors. In addition, the Committee reserves the right, without your prior consent, to reduce the amount payable under this Award to the extent it deems necessary taking into account competitive performance and other factors. Such modifications or amendments may limit or eliminate certain rights otherwise available to you under the Plan or this Agreement. Neither the Company nor members of the Committee shall be liable for any determination or action taken or made with respect to this Award or the Performance Units granted hereunder.
     (e) Neither this Award nor your rights hereunder shall be transferable during your life other than by will, pursuant to the applicable laws of descent and distribution or as provided in your beneficiary designation form, unless otherwise provided in the Plan. None of your rights or privileges in connection with this Award shall be transferred, assigned, pledged or hypothecated by you or by any other person in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Award shall automatically be terminated and shall thereafter be null and void.
     (f) Nothing in this Award shall confer upon you any right to continued employment with the Company or any of its subsidiaries, or to interfere in any way with the right of the Company to terminate your employment relationship with the Company or any of its subsidiaries at any time.
     (g) If any term or provision of this Award shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, you and the Company intend for any court construing this Award to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as not to affect any other term or provision hereof, and the remainder of this Award, or the application of such term or provision to persons or circumstances other than those as to which it has held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Award shall be valid and enforced to the fullest extent permitted by law.
     (h) The Company’s obligation under the plan and this Award is an unsecured and unfunded promise to pay benefits that may be earned in the future. The Company shall have no obligation to set aside, earmark or invest any fund or money with which to pay its obligations under this Award. You or any successor in interest shall be and remain a general creditor of the Company in the same manner as any other creditor having a general claim from matured and unpaid compensation.
     (i) This Award shall not entitle the holder to any dividends, rights upon liquidation, voting rights or other rights of stockholders of the Company.
4. Definitions and Rules of Construction.
     (a) Definitions. The following terms have the meanings set forth below:
     “Average Equity” for a period of four consecutive quarters means the average of reported stockholder’s equity at (1) the beginning of the first quarter, (2) the end of the first quarter, (3) the end of the second quarter, (4) the end of the third quarter, and (5) the end of the fourth quarter.
     “Annual Net Income” for a period of four consecutive quarters means the sum of quarterly Net Income during the four quarters.
     “Annual Return on Equity” or “Annual ROE” for a period of four consecutive quarters means the Annual Net Income for the four quarters divided by the Average Equity for the four quarters.

(iv)

     “Baseline Period” means the three-year period beginning April 1, 2004 and ending March 31, 2007. In comparing results of the Company with the performance of the other companies in the Peer Group, there shall be used the fiscal quarter that corresponds to the same fiscal quarter of the Company, or if there is not a comparable period, then the fiscal quarter ending most closely before a fiscal quarter of the Company and, in the case of fiscal year computations, there shall be used the four fiscal quarters ending at or most closely preceding the fiscal year of the Company.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rulings, regulations and other guidance thereunder.
     “Cumulative Baseline Period EPS” means the sum of Earnings per Share during the twelve quarters of the Baseline Period.
     “Cumulative Performance Period EPS” means the sum of Earnings per Share during the twelve quarters of the Performance Period.
     “Earnings Per Share” means net income per diluted share of common stock as publicly reported, on a quarterly basis, adjusted to exclude the effect of extraordinary or unusual nonrecurring items of gain, loss, income or expense, as determined in good faith by the Committee.
     “Earnings per Share Growth” or “EPS Growth” means the difference between the Cumulative Performance Period EPS and the Cumulative Baseline Period EPS, expressed as a percentage of the Cumulative Baseline Period EPS.
     “Net Income” means total company reported net income, adjusted to exclude the effect of extraordinary or unusual nonrecurring items of gain, loss, income or expense, as determined in good faith by the Committee.
     “Peer Group” means, in addition to the Company, the largest (by U.S. homebuilding revenue) eight (8) other publicly traded homebuilders at the beginning of the Performance Period. The Peer Group companies are: Lennar, DR Horton, Pulte Homes, KB Home, Hovnanian, Beazer Homes, MDC Holdings and Ryland Group.1
     “Performance Period” means the three-year period beginning April 1, 2007 and ending March 31, 2010. In comparing results of the Company with the performance of the other companies in the Peer Group, there shall be used the fiscal quarter that corresponds to the same fiscal quarter of the Company, or if there is not a comparable period, then the fiscal quarter ending most closely before a fiscal quarter of the Company and, in the case of fiscal year computations, there shall be used the four fiscal quarters ending at or most closely preceding the fiscal year of the Company.
     “Performance Period Return on Equity” or “Performance Period ROE” means the average of (1) the Annual ROE for the four consecutive quarters ending March 31, 2008, (2) the Annual ROE for the four consecutive quarters ending March 31, 2009, and (3) the Annual ROE for the four consecutive quarters ending March 31, 2010. In comparing results of the Company with the performance of the other companies in the Peer Group, there shall be used the fiscal quarter that corresponds to the same fiscal quarter of the Company, or if there is not a comparable period, then the fiscal quarter ending most closely before a fiscal quarter of the Company and, in the case of fiscal year computations, there shall be used the four fiscal quarters ending at or most closely preceding the fiscal year of the Company.
     “Relative Earnings Per Share Growth” or “Relative EPS Growth” means the Earnings Per Share Growth of the Company compared to the other members of the Peer Group, as determined in good faith by the Committee.
     “Relative Return on Equity” or “Relative ROE” means the Performance Period ROE of the Company, compared to the other members of the Peer Group, as determined in good faith by the Committee.
     “Retirement” has the meaning set forth in the Plan; provided, however, that in the absence of any additional criteria in the Plan, “Retirement” shall mean the date you attain age 65 or such earlier date as the Committee shall approve.

[1]	Note: The Peer Group consciously excludes Toll Brothers and NVR, regardless of their revenue size, due to significant differences in their business models as compared to Centex and the other national homebuilders.

(v)

     (b) Rules of Construction. All references to Sections refer to sections in this Agreement. The titles to sections of this Agreement are for convenience of reference only and, in the case of conflict, the text of this Agreement, rather than the titles, shall control.

(vi)

CENTEX CORPORATION 2003 EQUITY INCENTIVE PLAN
LONG-TERM PERFORMANCE AWARD
BENEFICIARY DESIGNATION FORM

Participant’s Name:

Social Security Number:

This Beneficiary Designation (this “Beneficiary Designation”) is subject to all of the terms and conditions of the Centex Corporation 2003 Equity Incentive Plan (the “Plan”) and the 3-Year Performance Award – May 2007 granted to me by Centex Corporation (the “Company”) with an effective date of May 17, 2007 (the “Performance Award”).
By signing this Beneficiary Designation, I hereby declare that upon my death the following individual(s) (my “Beneficiary(ies)”) shall be entitled to receive the stated percentage of any amount that may be payable with respect to me following my death under the Performance Award:

Full Name of	Relationship to
Designated Beneficiary	You	Social Security/Tax ID Number		Percentage

Address		Birth Date (MM/DD/YYYY)	Sex

Full Name of	Relationship to
Designated Beneficiary	You	Social Security/Tax ID Number		Percentage

Address		Birth Date (MM/DD/YYYY)	Sex

Total: 100%
I understand that if no Beneficiary is designated then, in the event of my death, the amount payable under the Performance Award will be made to my estate. If my sole Beneficiary dies, or if any of my other designated Beneficiaries die prior to the payment of all of the amounts payable under the Performance Award, then payment of such deceased Beneficiary’s stated percentage will be made to such deceased Beneficiary’s estate.
I further understand that all prior beneficiary designations for the Performance Award are hereby revoked and that this Beneficiary Designation may only be revoked in writing on a form provided by the Company on behalf of the Committee, signed by me (and witnessed) and received by the Committee. The foregoing Beneficiary Designation shall remain in effect until such time as I file another such designation with the Company bearing a more recent date except to the extent otherwise required by law.

Signature	Witness

Date of signature

(vii)